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Dear Stockholder:

As you know, Level 3 Communications, Inc.'s 2004 Annual Meeting of Stockholders is scheduled to take place on Tuesday, May 18, 2004, in Omaha, Nebraska. Your vote is very important to us. If you have not yet returned your proxy, or otherwise voted your shares by telephone or the Internet, we ask that you do so at your earliest convenience and no later than 11:59 p.m. Eastern Time on Monday, May 17, 2004.

In connection with reviewing our proxy materials, we discovered that a double-counting error had occurred in the reporting of Jim Crowe's bonus payments for 2002 and 2001, which resulted in the overstatement of Jim's bonus for those years. The correct information for 2002 and 2001 is as follows:

         Year         Salary           Bonus
         2002         $365,000        $1,261,862
         2001         $364,423        $1,260,494

As stated in the proxy statement for the 2002 Annual Meeting, the Compensation Committee of the Board deferred a decision on Jim's bonus for 2001 until 2002. It was in the determination of the bonus for both 2001 and 2002 that this overstatement occurred.

We apologize for any confusion that this overstatement my have created. Again, if you have not yet returned your proxy card or otherwise voted, please do so at your earliest convenience.

Very truly yours,

/s/ Walter Scott, Jr.

Walter Scott, Jr.
Chairman of the Board